Exhibit 99

CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE

1ST CONSTITUTION BANCORP
REPORTS THIRD QUARTER 2015 RESULTS

Cranbury NJ – October 22, 2015 –– 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income for the third quarter of 2015 of $2.5 million, a 15% increase, compared to net income of $2.1 million for the third quarter of 2014. Net income per diluted share for the third quarter of 2015 was $0.32, a 14% increase, compared to net income per diluted share of $0.28 for the third quarter of 2014.

Return on average assets was 0.98% and return on average equity was 10.56% for the third quarter of 2015 compared to return on average assets and return on average equity of 0.88% and 10.25%, respectively, for the third quarter of 2014.

The significant increase in net income for the third quarter of 2015 compared to net income for the third quarter of 2014 was due in part to the $716,000 increase in net interest income to $9.7 million, which was driven by the growth of the Bank’s loan portfolio in 2015. Due to stable loan quality and a moderate level of net charge-offs during the third quarter of 2015, the provision for loan losses declined to $100,000 compared to $650,000 in the third quarter of 2014. Lower non-interest income and higher non-interest expenses in the third quarter of 2015 compared to the third quarter of 2014 partially offset the higher net interest income and lower provision for loan losses for the third quarter of 2015.

For the nine months ended September 30, 2015, the Company reported net income of $7.0 million, a 28% increase, compared to Adjusted Net Income of $5.5 million for the nine months ended September 30, 2014. Net income per diluted share was $0.92 for the nine months ended September 30, 2015, a 26% increase, compared to Adjusted Net Income Per Diluted Share of $0.73 for the nine months ended September 30, 2014. Net income and net income per diluted share as reported for the nine months ended September 30, 2014 were $2.3 million and $0.31, respectively.

Adjusted Net Income excludes the after-tax effect of merger related expenses that were incurred in the first and second quarters of 2014 in connection with the merger of Rumson-Fair Haven Bank and Trust Company (“Rumson”) with and into the Bank on February 7, 2014 and the provision for loan losses related to the full charge-off of a loan participation due to fraudulent misrepresentations by the borrower and its principals recorded in the second quarter of 2014. Adjusted Net Income, Adjusted Net Income Per Diluted Share, Adjusted Return on Assets and Adjusted Return on Equity are non-GAAP measures. A reconciliation of these non-GAAP measures to the reported net income, net income per diluted share, return on average assets and return on average equity is included in this release.

Third Quarter Highlights

•
Net interest income was $9.7 million in the third quarter of 2015 compared to $9.4 million in the second quarter of 2015 and $8.9 million in the third quarter of 2014. The net interest margin for each of these periods was 4.19%, 4.19% and 4.07%, respectively.

•
During the third quarter of 2015, the total loan portfolio decreased $49.1 million, or 6.5%, to $709.4 million and mortgage warehouse lines outstanding decreased $46.8 million to $232.9 million at September 30, 2015, reflecting total pay-downs on lines that exceeded the total loan fundings during the quarter. Approximately 67% of the $1.1 billion of mortgage warehouse funding activity during the third quarter were for home purchases. The loan to asset ratio was 72% at September 30, 2015 compared to 72% at June 30, 2015, 68% at December 31, 2014 and 64% at September 30, 2014.

•
The provision for loan losses was $100,000 for the third quarter of 2015 and reflected the Bank’s stable loan quality trends, the moderate level of net-charge-offs and management’s assessment of strengthening economic conditions in the Bank’s markets.

•	SBA loan sales were $2.2 million and generated gains on sales of loans of $193,000, and SBA commercial loan originations were $850,000 during the third quarter of 2015.

•
During the third quarter of 2015, the Bank’s residential mortgage banking operation originated $22.9 million of residential mortgages and sold $38.0 million of residential mortgage loans, which generated gains from the sales of loans of $262,000. At September 30, 2015, the pipeline of residential mortgage loans in process was $41.5 million.

•	The Company’s efficiency ratio for the third quarter of 2015 was 64.0% compared to 67.4% for the second quarter of 2015 and 62.8% for the third quarter of 2014.

Robert F. Mangano, President and Chief Executive Officer, stated “We focused on enhancing our operational and financial performance and we are pleased with our progress over the last five quarters. Our net interest margin, driven primarily by the increase in mortgage warehouse lending, expanded to 4.19%, which generated an increase in ROA and ROE to 0.98% and 10.6%, respectively in the third quarter this year. Our commercial, construction, SBA and residential lending groups also contributed to our increased profitability. As we enter the fourth quarter, we anticipate that the financing of home purchase activity within our residential mortgage banking operation and our mortgage warehouse lending operation will slow due to seasonal factors.”

Discussion of Financial Results

Net interest income was $9.7 million for the third quarter ended September 30, 2015, an increase of $252,000, or 2.7%, compared to $9.4 million for the second quarter of 2015 and an increase of $716,000, or 8.0%, compared to $8.9 million for the third quarter ended September 30, 2014. The $716,000 increase compared to the third quarter of 2014 was due primarily to the increase in the loan portfolio in 2015 and the higher proportion of average loans to average assets, which generated the higher yield on earning assets of 4.68% compared to 4.58% for the third quarter of 2014.

Interest expense on average interest bearing liabilities was 0.63% for the third quarter of 2015 compared to 0.64% for the second quarter of 2015 and 0.66% for the third quarter of 2014.

A provision for loan losses of $100,000 was recorded for the third quarter of 2015 compared to no provision for loan losses for the second quarter of 2015 and $650,000 for the third quarter of 2014. The $100,000 provision for loan losses for the third quarter of 2015 reflected the moderate level of net charge-offs, the Bank’s stable loan quality trends over the last five quarters, the level of estimated loss in the loan portfolio and management’s assessment of the strengthening economic conditions in the Bank’s markets.

Non-interest income was $1.1 million for the third quarter of 2015, a decrease of $519,000, or 32.1%, compared to $1.6 million for the second quarter of 2015, and a decrease of $383,000, or 25.9%, compared to $1.5 million for the third quarter of 2014. Lower gains from the sales of SBA and residential mortgage loans of $377,000 and lower customer service fees in the third quarter of 2015 of $143,000 were the principal reasons for the decrease in non-interest income compared to the second quarter of 2015. Gains from the sale of SBA and residential mortgage loans in the third quarter of 2015 were $101,000 lower than the gains from the sales of these loans in the third quarter of 2014 and customer service fees were $282,000 lower due to lower customer activity.

Non-interest expenses were $7.1 million for the third quarter of 2015 and decreased $550,000, or 7.2%, compared to $7.6 million for the second quarter of 2015 and  increased  $328,000, or 4.9%, compared to $6.7 million for the third quarter of 2014. Non-interest expenses in the third quarter of 2015 declined compared to the second quarter of 2015 due primarily to lower OREO expenses of $119,000 and lower professional fees of $390,000, compared to OREO expenses of $416,000 and professional fees of $743,000. Non-interest expenses increased in the third quarter of 2015 compared to the third quarter of 2014 due to a $123,000, or 3.1%, increase in employee compensation and benefits expense and additional operating costs due to the growth and expansion of the Bank’s operations.

Income taxes were $1.1 million, which resulted in an effective tax rate of 31.8% for the third quarter of 2015 compared to income taxes of $1.1 million and an effective tax rate of 32.4% for the second quarter of 2015 and income taxes of $917,000 and an effective tax rate of 30.0% for the third quarter of 2014. The increase in income taxes was due to the higher amount of pre-tax income in the third quarter of 2015 compared to the third quarter of 2014.

At September 30, 2015, the allowance for loan losses was $7.1 million, a $207,000 increase from the allowance for loan losses at December 31, 2014. As a percentage of total loans, the allowance was 1.01% at the end of the third quarter of 2015 compared to 1.06% at year-end 2014.  With respect to the acquired Rumson loans of approximately $94 million at September 30, 2015, the accretable general credit discount was $778,000 and the non-accretable credit discount was $546,000.

Total assets increased approximately $23 million to $980 million at September 30, 2015 from $957 million at December 31, 2014 due principally to the $55.1 million increase in loans. The increase in loans was funded primarily by a $40.1 million increase in FHLB borrowings. Total portfolio loans at September 30, 2015 were $709.4 million compared to $654.3 million at December 31, 2014. Total investment securities at September 30, 2015 were $195.6 million, a decrease from $223.8 million at December 31, 2014. Total deposits at September 30, 2015 were $793.8 million compared to $817.8 million at December 31, 2014. The decrease in deposits was due primarily to the outflow of municipal deposits.

Regulatory capital ratios continue to reflect a strong capital position. Under the new regulatory capital standards (Basel III) that became effective on January 1, 2015, the Company’s common equity Tier 1 to risk based assets (“CET1”) ratio, total risk-based capital ratio, Tier I capital ratio and Leverage ratio were 9.56%, 12.49%, 11.66% and 10.12%, respectively, at September 30, 2015. The Bank’s CET1 ratio, total risk-based capital ratio, Tier 1 capital ratio and Leverage ratio were 11.38%, 12.21%, 11.38% and 9.88%, respectively, at September 30, 2015. The Company and the Bank are considered “well capitalized” under the new capital standards.

Asset Quality
Net charge-offs during the third quarter of 2015 were $318,000. Non-accrual loans were $3.6 million at September 30, 2015 compared to $4.5 million at December 31, 2014. The allowance for loan losses was 196% of non-accrual loans at September 30, 2015 compared to 153% of non-accrual loans at December 31, 2014.

Overall, the Company observed stable trends in loan quality with net charge-offs of $318,000 during the third quarter of 2015, non-performing loans to total loans of 0.62% and non-performing assets to total assets of 0.95% at September 30, 2015.

OREO at September 30, 2015 was comprised of three properties that totaled $4.9 million compared to $5.7 million at December 31, 2014.

About 1st Constitution Bancorp

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 19 branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor, Princeton, Rumson, Fair Haven, Shrewsbury, Little Silver  and Asbury Park, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

##############

1st Constitution Bancorp
Selected Consolidated Financial Data
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands, except per share amounts)	2015	2014	2015	2014
Income Statement Data :
Interest income	$10,832	$10,133	$31,083	$27,693
Interest expense	1,169	1,186	3,466	3,471
Net interest income	9,663	8,947	27,617	24,222
Provision for loan losses	100	650	600	5,250
Net interest income after provision for loan losses	9,563	8,297	27,017	18,972
Non-interest income	1,099	1,482	4,602	4,379
Non-interest expenses	7,052	6,724	21,267	20,776
Income before income taxes	3,610	3,055	10,352	2,575
Income tax expense	1,148	917	3,315	235
Net income	$2,462	$2,138	$7,037	$2,340

Per Common Share Data: (1)
Earnings per common share - Basic	$0.33	$0.29	$0.94	$0.32
Earnings per common share - Diluted	0.32	$0.28	0.92	$0.31
Tangible book value per common share at the period-end			10.74	9.80
Book value per common share at the period end			12.51	11.63
Average common shares outstanding:
Basic	7,543,040	7,475,069	7,517,828	7,364,465
Diluted	7,695,082	7,603,626	7,674,946	7,498,647

Adjusted Net Income (2)
Net Income	2,462	2,138	7,037	2,340
Adjusted Expenses After-tax	-	-	-	3,157
	2,462	2,138	7,037	5,497

Performance Ratios / Data:
Return on average assets (2)	0.98%	0.88%	0.96%	0.78%
Return on average equity (2)	10.56%	10.25%	10.46%	9.16%
Net interest income (tax-equivalent basis) (3)	$9,914	$9,224	$28,389	$25,060
Net interest margin (tax-equivalent basis) (4)	4.19%	4.07%	4.11%	3.84%
Efficiency ratio (5)	64.0%	62.8%	64.5%	65.4%

			September 30,	December 31,
			2015	2014
Balance Sheet Data:
Total Assets			$980,450	$956,780
Investment Securities			195,581	223,799
Total loans			709,399	654,297
Loans held for sale			5,707	8,372
Allowance for loan losses			(7,132)	(6,925)
Goodwill and other intangible assets			13,391	13,712
Deposits			793,842	817,761
Borrowings			65,187	25,107
Shareholders' Equity			94,432	87,110

Asset Quality Data:
Loans past due over 90 days and still accruing			$764	$317
Non-accrual loans			3,632	4,523
OREO property			4,927	5,710
Other repossessed assets			-	66
Total non-performing assets			$9,323	$10,616

Net charge-offs			$(319)	$(1,189)
Allowance for loan losses to total loans			1.01%	1.06%
Non-performing loans to total loans			0.62%	0.74%
Non-performing assets to total assets			0.95%	1.11%

Capital Ratios:
1st Constitution Bancorp
Common equity to risk weighted assets ("CET 1")			9.56%	NA
Tier 1 capital to average assets (leverage ratio)			10.12%	9.35%
Tier 1 capital to risk weighted assets			11.66%	11.42%
Total capital to risk weighted assets			12.49%	12.33%
1st Constitution Bank
Common equity to risk weighted assets ("CET 1")			11.38%	NA
Tier 1 capital to average assets (leverage ratio)			9.88%	9.11%
Tier 1 capital to risk weighted assets			11.38%	11.13%
Total capital to risk weighted assets			12.21%	12.04%

(1)	Includes the effect of the 5% stock dividend declared February 20, 2015 to shareholders of record on March 16, 2015 and paid April 6, 2015.
(2)
The Company used the non-GAAP financial measures, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per diluted share, because the Company believes that it is useful for the users of the financial information to understand the effect on net income of the merger related expenses incurred in the merger with Rumson and the large provision for loan losses recorded as a result of the fraudulent misrepresentations by a borrower and its principals. Management believes that these non-GAAP financial measures improve the comparability of the current period results with the results of prior periods. The Company cautions that the non-GAAP financial measures should be considered in addition to, but not as a substitute for the Company's GAAP results.

(3)	The tax equivalent adjustments were $251 and $277 for the three months ended September 30, 2015 and September 30, 2014, respectively.
(4)	Represents net interest income on a taxable equivalent basis as a percent of average interest earning assets.
(5)	Represents non-interest expenses, excluding merger-related expenses, divided by the sum of net interest income on a taxable equivalent basis and non-interest income.

1st Constitution Bancorp
Average Balance Sheets with Resultant Interest and Rates

	Three months ended September 30, 2015			Three months ended September 30, 2014
(yields on a tax-equivalent basis)	Average		Average	Average		Average
	Balance	Interest	Yield	Balance	Interest	Yield

Assets
Federal Funds Sold/Short Term Investments	$14,827,056	$7,434	0.20%	$18,858,143	$10,183	0.21%
Investment Securities :
U.S.Treasury Bonds	0	0	-	0	0	-
Taxable	122,093,749	776,219	2.54%	168,912,644	961,043	2.28%
Tax-exempt	76,971,556	772,898	4.02%	90,191,047	852,447	3.78%
Total	199,065,305	1,549,117	3.11%	259,103,691	1,813,490	2.80%

Loan Portfolio:
Construction	93,952,844	1,470,231	6.21%	84,776,306	1,408,170	6.59%
Residential real estate	41,827,836	444,764	4.22%	49,466,308	524,861	4.21%
Home Equity	19,684,595	272,243	5.49%	23,097,660	356,320	6.12%
Commercial and commercial real estate	293,937,584	4,314,060	5.82%	286,369,323	4,306,422	5.97%
Mortgage warehouse lines	243,273,189	2,634,426	4.30%	155,715,974	1,689,856	4.31%
Installment	516,182	5,345	4.11%	417,619	5,469	5.20%
All Other Loans	33,692,214	385,518	4.54%	24,885,673	294,851	4.70%

Total	726,884,443	9,526,587	5.20%	624,728,863	8,585,949	5.45%

Total Interest-Earning Assets	940,776,804	11,083,138	4.68%	902,690,698	10,409,622	4.58%

Allowance for Loan Losses	(7,665,137)			(7,542,268)
Cash and Due From Bank	5,806,826			13,872,593
Other Assets	62,093,731			58,467,465
Total Assets	$1,001,012,223			$967,488,488

Liabilities and Shareholders' Equity :
Interest-Bearing Liabilities:
Money Market and NOW Accounts	$295,478,919	$248,396	0.33%	$290,077,290	$244,485	0.33%
Savings Accounts	194,948,382	231,196	0.47%	196,936,099	226,556	0.46%
Certificates of Deposit	170,499,683	441,080	1.03%	172,114,159	484,203	1.12%
Other Borrowed Funds	52,082,010	158,943	1.21%	35,420,518	144,006	1.61%
Trust Preferred Securities	18,557,000	89,433	1.89%	18,557,000	86,535	1.82%
Total Interest-Bearing Liabilities	731,565,994	1,169,049	0.63%	713,105,065	1,185,785	0.66%

Net Interest Spread			4.05%			3.92%

Demand Deposits	167,525,970			165,617,916
Other Liabilities	9,405,949			6,011,491
Total Liabilities	908,497,914			884,734,472

Shareholders' Equity	92,514,310			82,754,016
Total Liabilities and Shareholders' Equity	$1,001,012,223			$967,488,488

Net Interest Margin		$9,914,089	4.19%		$9,223,837	4.07%

1st Constitution Bancorp
Average Balance Sheets with Resultant Interest and Rates

	Nine months ended September 30, 2015			Nine months ended September 30, 2014
	Average		Average	Average		Average
	Balance	Interest	Yield	Balance	Interest	Yield

Assets
Federal Funds Sold/Short Term Investments	$22,042,333	$38,299	0.23%	$60,616,449	$110,892	0.24%
Investment Securities :
U.S.Treasury Bonds	0	0	-	0	0	-
Taxable	128,404,116	2,382,766	2.47%	177,880,389	3,141,788	2.35%
Tax-exempt	82,207,355	2,380,084	3.86%	87,095,642	2,583,648	3.96%
Total	210,611,471	4,762,849	3.02%	264,976,031	5,725,436	2.88%

Loan Portfolio:
Construction	95,935,994	4,550,562	6.34%	73,497,268	3,791,105	6.90%
Residential real estate	43,796,422	1,381,188	4.22%	44,761,735	1,363,469	4.07%
Home Equity	22,308,186	778,475	4.67%	21,985,052	921,528	5.60%
Commercial and commercial real estate	291,656,494	12,524,444	5.74%	264,617,694	11,779,442	5.95%
Mortgage warehouse lines	205,752,931	6,713,760	4.36%	118,959,945	4,022,743	4.52%
Installment	467,804	15,901	4.54%	321,030	13,668	5.69%
All Other Loans	29,755,674	1,089,404	4.89%	21,900,870	802,694	4.90%

Total	689,673,504	27,053,735	5.24%	546,043,594	22,694,649	5.56%

Total Interest-Earning Assets	922,327,308	31,854,883	4.62%	871,636,075	28,530,977	4.37%

Allowance for Loan Losses	(7,532,730)			(7,547,794)
Cash and Due From Bank	7,816,389			15,325,837
Other Assets	62,474,477			57,087,058
Total Assets	985,085,444			$936,501,176

Liabilities and Shareholders' Equity :
Interest-Bearing Liabilities:
Money Market and NOW Accounts	$302,776,858	$753,925	0.33%	$279,311,533	$692,097	0.33%
Savings Accounts	196,265,638	686,202	0.47%	200,283,559	676,075	0.45%
Certificates of Deposit	162,085,520	1,324,342	1.09%	169,628,119	1,458,167	1.15%
Other Borrowed Funds	41,767,238	438,241	1.40%	24,630,579	387,422	2.10%
Trust Preferred Securities	18,557,000	263,216	1.87%	18,557,000	257,314	1.83%
Total Interest-Bearing Liabilities	721,452,254	3,465,927	0.64%	692,410,789	3,471,075	0.67%

Net Interest Spread			3.97%			3.70%

Demand Deposits	164,867,369			156,999,596
Other Liabilities	8,782,231			6,859,237
Total Liabilities	895,101,854			856,269,622

Shareholders' Equity	89,983,590			80,231,552
Total Liabilities and Shareholders' Equity	$985,085,444			$936,501,174

Net Interest Margin		$28,388,956	4.11%		$25,059,902	3.84%

1st Constitution Bancorp
Reconciliation of Non-GAAP Measures (1)
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Adjusted Net Income

Net Income (Loss)	$2,462	$2,138	$7,037	$2,340

Adjustments

Provision for Loan losses (2)				3,656

Merger-related Expenses				1,532

Income Tax Effect of Adjustments (3)				(2,031)

Adjusted Net Income (Loss)	$2,462	$2,138	$7,037	$5,497

Adjusted Net Income (Loss) per Diluted Share

Adjusted Net Income	$2,462	$2,138	$7,037	$5,497

Diluted Shares Outstanding	7,695,082	7,603,626	7,674,946	7,498,647

Adjusted Net Income (Loss) per Diluted Share	$0.32	$0.28	$0.92	$0.73

Adjusted Return on Assets (4)	0.98%	0.88%	0.96%	0.78%
Adjusted Return on Equity (4)	10.56%	10.25%	10.46%	9.16%

(1)
Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per diluted share are measures not in accordance with generally accepted  accounting principles ("GAAP"). The Company used the non-GAAP financial measures, Adjusted Net Income (Loss) and Adjusted Net    Income (Loss) per diluted  share, because the Company believes that it is useful for the users of the financial information to understand the effect on net income of the merger related expenses incurred in the merger with Rumson Fair Haven Bank and Trust Company and the large provision for loan losses recorded as the result of the fraudulent misrepresentations by a borrower and its principals.  Management believes that these non-GAAP financial measures improve the comparability of the current period results with the results of prior periods. The Company cautions that the non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company's GAAP results.

(2)	The amount represents the full charge-off of a loan participation due to fraudulent misrepresentations by the borrower and its principals that was recorded in the second quarter of 2014.

(3)	Tax effected at an income tax rate of 39.94%, less the impact of non-deductible merger expenses.

(4)	Adjusted Return on Assets and Adjusted Return on Equity excludes the after-tax effect of the merger related expenses and loan loss provision in 2014.